Exhibit 21.1
LIST OF SUBSIDIARIES OF OTELCO INC.
EXACT NAME OF SUBSIDIARY	STATE OF ORGANIZATION
Blountsville Telephone LLC	Alabama
Brindlee Mountain Telephone LLC	Alabama
CRC Communications LLC	Delaware
Granby Telephone LLC	Massachusetts
Hopper Telecommunications LLC	Alabama
I-Land Internet Services LLC	Missouri
Mid-Maine Telecom LLC	Maine
Mid-Maine Telplus LLC	Maine
Otelco Mid-Missouri LLC	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Pine Tree Telephone LLC	Maine
Saco River Telephone LLC	Delaware
Shoreham Telephone LLC	Delaware
War Telephone LLC	Delaware